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                                                                     EXHIBIT 5.1


                            [BUTZEL LONG LETTERHEAD]






                                 Detroit Office
                                 August 27, 2001


Sports Resorts International, Inc.
951 Aiken Road
Owosso, Michigan 48867

         RE:      REGISTRATION STATEMENT ON FORM S-2

Ladies and Gentlemen:

         You have requested our opinion in connection with the above-captioned Registration Statement on Form S-2 filed by Sports Resorts International, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Registration Statement relates to the resale of 23,539,280 of be certain selling shareholders.

         We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

         Based upon such examination, it is our opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or under the Rules.


                                Very truly yours,

                                 S//Butzel Long